Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into by and among CytoSorbents Medical, Inc. (with its parent, CytoSorbents Corporation, hereinafter referred to as the “Company”) and Dr. Robert H. Bartlett, M.D. (“Consultant”).

1. Retention of Services. Company hereby retains Consultant and Consultant agrees to be retained by Company to serve as the Company’s and CytoSorbents Corporation’s Chief Medical Officer and to provide services to the Company as described in Exhibit A (the “Services”).

2. Term. This Agreement shall be retroactively effective as of January 1, 2015 and shall continue for a period of two years (the “Term”), unless earlier terminated in accordance with Section 12 below. This Agreement is renewable for additional one-year periods upon the written consent of the parties.

3. Compensation. For Services provided under this Agreement, Company agrees to pay Consultant a monthly fee in the amount of $4,500 (the “Consulting Fee”). The Consulting Fee shall be paid to Consultant no later than the 15th of the month following the month in which the Services are provided. The Consulting Fee shall be pro-rated for partial months. The Consultant shall be eligible to receive equity compensation at the end of each calendar year during the Term in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

4. Business Expenses. Company shall reimburse Consultant for all pre-approved business expenses incurred in connection with Consultant’s performance of the Services, upon submission of an invoice and supporting documentation.

5. Independent Contractor Relationship. Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave. Consultant will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority for Consultant to perform the Services. No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Consultant by filing a Form 1099-MISC with the Internal Revenue Service as required by law. Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.

5.1 Method of Performing Services. In accordance with Company’s objectives, Consultant will determine the method, details and means of performing the Services. Company shall have no right to, and shall not, control the manner or determine the method of performing Consultant’s Services. Consultant shall provide the Services for which Consultant is engaged to the reasonable satisfaction of Company and in compliance with all applicable federal, state and local laws.

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5.2 Workplace, Hours and Instrumentalities. Consultant may perform the Services at any place or location and at such times as Consultant shall determine. Consultant agrees to provide all tools, supplies and instrumentalities, if any, required to perform the Services; however.

6. Confidential Information. Consultant acknowledges that in the performance of Services to Company, Consultant will have access to and contact with confidential and proprietary information of Company. Consultant agrees that all information and know-how, whether or not in writing, of a confidential or proprietary nature concerning Company and its parent, subsidiaries and affiliates, not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, methods, policies, plans, publications, documents, research, operations, services, techniques, transactions, know-how, trade secrets, computer programs, databases, records, financial information, marketing information, pricing information, design information, developments, market studies, sales information, revenue, costs, formulae, algorithms, product plans, designs, models, client information, client lists, of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence (collectively, “Confidential Information”) is and shall be the exclusive property of the Company. By way of illustration but not limitation, Confidential Information may include contracts, projects, techniques, technology, developments, business plans; marketing, sales information; leases; contracts; intellectual property; research data; forecasts; contacts at or information about clients; financial information; personnel information; client accounts and other client financial information; and operations of the Company. Consultant shall not disclose or use any Confidential Information, unless specifically required to perform the Services. Consultant will use his best efforts to prevent publication or disclosure of any Confidential Information. Consultant further acknowledges that the obligation not to use or disclose the Company’s Confidential Information survives the termination of this Agreement and the consulting relationship.

7. Non-disparagement. Consultant shall not make any statements, written or oral, that disparage the Company, its business or any of its officers, directors, employees, attorneys, agents, and representatives, including, without limitation, any communication which would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or product quality of the person or entity to which the communication relates.

8. Ownership and Return of Company Property. All materials (including, without limitation, documents, technology, research, reports, summaries, drawings, apparatus, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to Consultant by Company or made by Consultant in the performance of Services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of Company, and Consultant hereby does and will assign to Company all rights, title and interest Consultant may have or acquire in the Company Property. Upon termination of this Agreement, or at any time upon Company’s request, Consultant shall destroy or deliver to Company, at Company’s option: (a) all Company Property and (b) all tangible media of expression in Consultant’s possession or control which incorporate or contain any Confidential Information.

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9. Intellectual Property Rights. All information, materials, writings, ideas, concepts, know-how, inventions, deliverables, discoveries, patent rights, trademarks, copyrights and other intellectual property rights which result from any Services performed by Consultant pursuant to this Agreement (“Inventions”) are the sole and exclusive property of Company. Consultant hereby irrevocably, expressly and automatically assigns all right, title and interest worldwide in and to such Inventions, and all intellectual property rights therein, to Company. Consultant shall promptly disclose in writing to Company each such Invention and provide to Company all information known to Consultant reasonably relating to such Invention. To the extent any of the rights, title and interest in and to Inventions cannot be assigned by Consultant to Company, Consultant hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Inventions. Consultant agrees to sign all necessary documents or take such other actions as Company may reasonably request in order to perfect and enforce any and all of its rights in such Inventions. All costs and expenses for perfecting and enforcing its rights in such Inventions shall be borne by Company.

10. No Conflict of Interest. This Agreement is not exclusive for either party; provided that Consultant shall not perform work that creates a conflict of interest with the scope of Services rendered for Company under this Agreement. Consultant warrants that there is no other contract or duty on the part of Consultant that conflicts with or is inconsistent with this Agreement, and that Consultant will not breach or violate any such contract or duty while performing the Services. Consultant further agrees and warrants that Consultant will not use or disclose any confidential information belonging to any prior employer or third party during the course of performing the Services. This Section 10 does not prevent Consultant from performing the consulting services for clients other than Company, so long as such services do not conflict with Consultant’s obligations under this Agreement, including Section 11 below.

11. Restrictive Covenants. Consultant acknowledges that the during the course of performing the Services, Consultant will have access to the Company’s Confidential Information, employees and business relationships, which the Company has invested, and continues to invest, substantial time, money and specialized knowledge into creating. Consultant acknowledges that the Company would suffer irreparable harm if Confidential Information is disclosed to its competitors or if the Company’s business relationships were lost or diminished. Because of the Company’s legitimate business interest in protecting its Confidential information, employees and business relationships, and in consideration of the engagement of Consultant and the compensation payable to Consultant herein, Consultant agrees to the restrictions set forth in this Section 11.

11.1 Non-solicitation. During the Term and any renewal term, and for a period of twelve (12) months following the termination of this Agreement, Consultant shall not, directly or indirectly, individually or on behalf of any other person or entity, solicit, aid or induce any employee or consultant of the Company to leave such employment or engagement in order to accept employment with or render services to or with any other person or entity unaffiliated with the Company.

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11.2 Non-Interference with Business and Contractual Relations. During the Term and any renewal term, and for a period of twelve (12) months following the termination of this Agreement, Consultant shall not, directly or indirectly, solicit, aid or induce any person or entity with whom the Company has a business or contractual relationship, to reduce or terminate, or otherwise adversely impact, such relationship.

11.3 Non-competition. During the Term and any renewal term, and for the period of twelve (12) months following the termination of this Agreement, Consultant shall not, directly or indirectly, own, advise, manage, operate, or control (as a member, partner, officer, director, or otherwise) or render services (as an employee, independent contractor, consultant or otherwise) to any Competing Business. For purposes of this Agreement, a “Competing Business” shall mean any person or entity that uses sorbent materials to purify blood, blood products, and bodily fluids to prevent or treat inflammation or organ dysfunction. This Section 11.3 shall not prevent Consultant from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment.

11.4 Equitable Relief and Other Remedies. Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 11 would be inadequate and, in recognition of this fact, Consultant agrees that in the event of such a breach or threatened breach, in addition to any other available remedies, the Company, without the necessity of posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. Consultant also agrees to pay to the Company any reasonable attorneys’ fees and costs that it may incur as a result of Consultant’ s breach or threatened breach of this Section 11.

12. Term and Termination.

12.1 Termination by Company. Company may terminate this Agreement upon thirty (30) days written notice prior to the end of the Term for any reason.

12.2 Termination by Consultant. Consultant may terminate this Agreement upon thirty (30) days written notice prior to the end of the Term for any reason.

12.3 Duties Upon Termination. Upon termination of this Agreement, Consultant agrees to cease all work on behalf of Company and promptly deliver the results to Company. Company shall promptly pay Consultant all fees and approved expenses incurred by Consultant to the date of termination within ten (10) days after termination of this Agreement.

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13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Consultant may not assign Consultant’s rights, subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent.

13.2 Indemnification. Consultant shall indemnify and hold Company harmless from and against any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages for injury to or death of persons, including, but not limited to, Consultant’s employees, if any, and customers and employees of Company, and damages or destruction to property, including, but not limited to, property of Company, resulting, in any manner, from Consultant’s negligence, fraud or willful misconduct.

13.3 Survival. The definitions contained in this Agreement and the rights and obligations contained in Section 6 (“Confidentiality Information”); Section 7 (“Nondisparagement”); Section 8 (“Ownership and Return of Company Property”); Section 9 (“Intellectual Property Rights”), Section 11 (“Restrictive Covenants”) and Section 13 (“General Provisions”) will survive any termination or expiration of this Agreement.

13.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by electronic or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.

13.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New Jersey. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in New Jersey, as applicable, for any matter arising out of or relating to this Agreement or the Services.

13.6 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.7 Waiver; Amendment; Modification. No term or provision hereof will be considered waived by Company, and no breach excused by Company, unless such waiver or consent is in writing signed by Company. The waiver by Company of, or consent by Company to, a breach of any provision of this Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

13.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written agreements between them. The terms of this Agreement will govern all Services undertaken by Consultant for Company.

13.9 Execution. This Agreement may be executed in multiple counterparts and by facsimile or electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

CytoSorbents Medical, Inc.		Dr. Robert H. Bartlett

By:	/s/ Dr. Phillip P. Chan	By:	/s/ Dr. Robert H. Bartlett

Title:	Chief Executive Officer

Date:	February 2, 2016	Date:	February 3, 2016

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Exhibit A

Services by Consultant

Scope of work: As Chief Medical Officer (CMO)

1.	Assist in the development and usage of CytoSorb by overseeing clinical strategy, all clinical studies, commercial usage, product safety, and research and development efforts

2.	Assist as needed in new product development, grant applications, business development and manufacturing

3.	Participation in Scientific Advisory Board, regulatory, and Board of Directors meetings

4.	Assist with other reasonable matters in the course of business that are mutually agreed upon.

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